Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and the related reoffer prospectus pertaining to the 2012 Equity Incentive Plan of ForgeRock, Inc. and to the incorporation by reference therein of our report dated May 14, 2021, with respect to the consolidated financial statements of ForgeRock, Inc. included in the Registration Statement (Form S-1 No. 333-259016) as amended and related Prospectus of ForgeRock, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
November 19, 2021